Letter Regarding Phantom Unit Award Under
CNX Midstream Partners LP 2014 Long-Term Incentive Plan (the “Plan”)
CNX Midstream GP LLC (the “Company”), as the general partner of CNX Midstream Partners LP (the “Partnership”), hereby grants to the individual identified in the Grant Notice below (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions hereof (the “Agreement”) and the Plan, the terms and conditions of which are hereby incorporated into this Agreement by reference.
Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.
GRANT NOTICE

Participant:	[ ]

Grant Date:	[ ], 20[ ]

Number of Phantom Units:	[ ] Phantom Units

Vesting of Phantom Units:
The Phantom Units shall vest in three equal annual installments on each of the first three anniversaries of the Grant Date; provided that the Phantom Units shall be subject to accelerated vesting in certain circumstances as set forth in Section 4. In the event of a termination of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such termination of Service shall thereupon automatically be forfeited by the Participant without further action and for no consideration.

Issuance Schedule:	Vested Phantom Units shall be paid to the Participant in the form of Units as set forth in and subject to Section 5 below.

DERs:
Each Phantom Unit granted under this Agreement shall be issued in tandem with a corresponding DER each of which shall entitle the Participant to receive additional Phantom Units having a value equal to Partnership distributions with respect to a Unit in accordance with Section 3.

ACKNOWLEDGEMENT
I hereby acknowledge and accept the terms and conditions of this Agreement and the award evidenced hereby. I further acknowledge and agree that this Agreement and the provisions of the Plan set forth the entire understanding between the Company, the Partnership and me regarding my entitlement to receive Units in the Partnership in connection with this award and supersede all prior oral and written agreements on that subject.

SIGNATURE:
PRINTED NAME:
DATED:

CNX Midstream Partners LP
By: CNX Midstream GP LLC (its General Partner)

By:
Name:
Title:
TERMS AND CONDITIONS
The Phantom Units entitle the Participant to receive Units in the Partnership in a series of installments over the Participant’s period of continued service with the Company, the Partnership and any of their Affiliates, subject to the terms and conditions hereof. Each Phantom Unit that vests represents the right to receive one Unit as set forth in and subject to the terms of Section 5. Unlike a typical stock option program, the Units will be issued to the Participant, without any cash payment from the Participant; provided, however, the Participant must pay the applicable income and employment withholding taxes, in accordance with Section 6 below, when due.
The terms and provisions of the award are subject to the provisions of the Plan. A copy of the Plan has been provided with this Agreement.
Other important features of the award may be summarized as follows:
1. Grant. The Company hereby grants to the Participant, as of the Grant Date, an award of the number of Phantom Units set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement and the Plan. In the event of a conflict between any term or condition contained in this Agreement and a term or condition of the Plan, the applicable terms and conditions of the Plan will govern.
2. Phantom Units. Subject to Section 4 below, each Phantom Unit that vests shall represent the right to receive payment, in accordance with Section 5 below, in the form of one (1) Unit. Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of such Phantom Unit. Prior to actual payment in respect of any vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership.
3. Grant of Tandem DER. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the related Phantom Unit, and which shall be subject to all of the terms and conditions contained in this Agreement and the Plan. Each vested DER shall entitle the Participant to receive additional Phantom Units, subject to and in accordance with this Agreement, having a value equal to any distributions made by the Partnership following the Grant Date in respect of the Unit underlying the Phantom Unit to which such DER relates. All such DERs shall be credited to Participant and be deemed reinvested in additional Phantom Units as of the date of payment of any such distributions based on the Fair Market Value of a Unit on such date. Each additional Phantom Unit which results from such deemed reinvestment of DERs granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions which apply to the underlying Phantom Unit to which such additional Phantom Unit relates. The DER corresponding to a Phantom Unit shall expire upon the settlement of that

Phantom Unit. Similarly, upon the forfeiture of a Phantom Unit, the DER (and the DER Account) with respect to such forfeited Phantom Unit shall also be forfeited without payment of consideration.
4. Vesting and Forfeiture.
(a) Vesting. Subject to Section 4(c) below, the Phantom Units shall vest in such amounts and at such times as are set forth in the Grant Notice above. Each additional Phantom Unit which results from deemed reinvestments of DERs pursuant to Section 3 above shall vest whenever the underlying Phantom Unit to which such additional Phantom Unit relates vests.
(b) Accelerated Vesting. Notwithstanding Section 4(c) below, the Phantom Units shall vest in full upon a termination of the Participant’s Service (i) by reason of the Participant’s death or Disability; (ii) as part of a reduction in force as specified and implemented by the Company, the Partnership or any of their Affiliates; or (iii) involuntarily without Cause (as such term is defined in the Plan) or as a result of his or her resignation for Good Reason, in either case, within two (2) years following a Change in Control.
For purposes of this Section 4(b), “Good Reason” shall have the meaning set forth in a written agreement between the Participant on one hand and the Partnership, the Company or any of their Affiliates on the other hand, provided that in no event shall any event or occurrence constitute Good Reason for purposes of this Agreement unless such event or occurrence constitutes a “material negative change” (within the meaning of Treasury Regulation 1.409A-1(n)(2)) to the Participant in his or her service relationship with the Company, the Partnership and its Affiliates. In the event the Participant is not a party to a written agreement containing a definition of “Good Reason” or similar term, “Good Reason” shall mean the occurrence of one or more of the following actions without the Participant’s consent: (1) a material reduction in the duties and responsibilities held by the Participant, except in connection with a termination of the Participant’s Service for Cause; or (2) a material reduction in the Participant’s base salary or guideline (target) bonus; provided, however, that no termination of Service by the Participant shall constitute a termination for Good Reason unless (a) the Participant has first provided the Company, the Partnership or its applicable Affiliate with written notice specifically identifying the acts or omissions constituting the grounds for Good Reason within thirty (30) days after the Participant has or should reasonably be expected to have had knowledge of the occurrence thereof, (b) the Company, the Partnership or its Affiliate, as applicable, has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (c) the effective date of the Participant’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.
Notwithstanding the foregoing, in no event will any special vesting of the Phantom Units occur should Participant’s Service be terminated for Cause or should the Participant’s Service end for any reason other than in connection with one of the accelerated vesting events specified above.
(c) Forfeiture. In the event of a termination of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such termination of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor. No portion of the Phantom Units which has not become vested at the date of the Participant’s termination of Service shall thereafter become vested.
(d) Payment. Vested Phantom Units shall be subject to the payment provisions set forth in Section 5 below.
5. Payment of Phantom Units.
(a) Phantom Units. Unpaid, vested Phantom Units shall be paid to the Participant in the form of Units in a lump-sum as soon as reasonably practical, but not later than sixty (60) days following the date on which such Phantom Units vest. Payments of any Phantom Units that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to the Participant’s estate) in whole Units in accordance with this Section 5. In lieu of the foregoing, the Committee may elect at its discretion to pay some or all of the Phantom Units in cash equal to the Fair Market Value of the Units that would otherwise be distributed as of the date of vesting.

(b) Potential Delay. Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement shall be paid to the Participant prior to the expiration of the six (6)-month period following his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) to the extent that the Company determines that paying such amounts prior to the expiration of such six (6)-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six (6)-month period (or such earlier date upon which such amounts can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), such amounts shall be paid to the Participant.
6. Taxes. The Participant will recognize ordinary income for federal income tax purposes on the date the Units are actually issued to the Participant, and the Participant must satisfy the income tax withholding obligation applicable to that income. The amount of the Participant’s taxable income will be equal to the Fair Market Value of the Units on the New York Stock Exchange on the issue date times the number of Units issued to the Participant on that date. The Company and/or its Affiliates shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company and/or its Affiliates, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Phantom Units and the DERs. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the Company and/or its Affiliates shall withhold (or provide for the purchase by an affiliate of the Company of) Units otherwise issuable or payable in respect of such Phantom Units having a Fair Market Value equal to the sums required to be withheld. In the event that Units that would otherwise be issued in payment of the Phantom Units are used to satisfy such withholding obligations, the number of Units which shall be so withheld shall be limited to the number of Units which have a Fair Market Value (which, in the case of a broker-assisted transaction, shall be determined by the Committee, consistent with applicable provisions of the Code) on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
7. Rights as Unit Holder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.
8. Transferability.
(a) Neither the Phantom Units nor any right of the Participant under the Phantom Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (or any permitted transferee) other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership and any of their Affiliates. However, the Participant’s right to receive any Units with respect to the Phantom Units which remain unissued at the time of the Participant’s death, may be transferred pursuant to the provisions of the Participant’s will or the laws of descent and distribution.
(b) Sales of the Units issued to the Participant following the vesting of the Phantom Units will be subject to any market black-out periods the Company or the Partnership may impose from time to time and must be made in compliance with the Company’s or the Partnership’s insider trading policies and applicable securities laws.
9. Distribution of Units. Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, neither the Company nor the Partnership shall deliver to the Participant certificates evidencing Units issued pursuant to this Agreement and instead such Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator). All certificates for Units issued pursuant to this Agreement and all Units issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units are then listed, and any applicable federal or state laws, and the Company may cause a legend or legends to be inscribed on any such certificates or book entry to make appropriate reference to such restrictions. In addition to the terms and conditions provided herein, the Company may require that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, deems advisable in order to comply with any such laws, regulations, or requirements. No fractional Units shall be issued or delivered pursuant to the Phantom Units and the Committee shall determine, in its discretion, whether cash, other securities, or other property shall be paid or transferred in lieu of fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.
10. Partnership Agreement. Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the Partnership Agreement. Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his or her part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.
11. Proprietary Information Covenant. As a condition to Participant’s right and entitlement to receive Units in respect of the Phantom Units awarded under this Agreement, Participant agrees to abide by the terms and conditions of the following proprietary information covenant:
(a) The Participant, the Company and the Partnership agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company, the Partnership and their Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after Participant’s Service with the Company, the Partnership or any of their Affiliates, disclose or use for the Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, the Partnership and any of their Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company, the Partnership or any of their Affiliates or which is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant. The Participant agrees that upon termination of the Participant’s Service with the Company, the Partnership or any of their Affiliates for any reason, the Participant will immediately return all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company, the Partnership and their Affiliates. The Participant further agrees that the Participant will not retain or use for the Participant’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company, the Partnership or any of their Affiliates.
(b) Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which the Participant’s legal rights and obligations as an Employee, Consultant or Director, as applicable, or under this Agreement are at issue; provided, however, that the Participant shall, to the extent practicable and lawful in any such event, give prior notice to the Company, the Partnership or their Affiliates of the Participant’s intent to disclose proprietary confidential information so as to allow the Company, the Partnership or their Affiliates an opportunity (which the Participant shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.
(c) Notwithstanding the foregoing, nothing in this Agreement is intended to restrict, prohibit, impede or interfere with Participant providing information to, or from reporting possible violations of law or regulation to, any governmental agency or entity, from participating in investigations, testifying in proceedings regarding the Company’s, the Partnership’s or any of their Affiliates’ past or future conduct, or from making other disclosures that are protected under state or federal law or regulation, engaging in any future activities protected under statutes administered by any government agency (including but not limited, to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General), or from receiving and retaining a monetary award from a government-administered whistleblower award program. The Participant does not need the prior authorization of the

Company, the Partnership or any of their Affiliates to make such reports or disclosures.  The Participant is not required to notify the Company, the Partnership or any of their Affiliates that the Participant has made any such reports or disclosures. The Company, the Partnership and their Affiliates nonetheless assert, and do not waive, their respective attorney-client privilege over any information appropriately protected by the privilege.

12. No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof. Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company or an Affiliate thereof.
13. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
14. Tax Consultation. None of the Board, the Committee, the Company, the Partnership nor any Affiliate of any of the foregoing has made any warranty or representation to Participant with respect to the tax consequences of the issuance, holding, vesting, payment, settlement or other occurrence with respect to the Phantom Units, the DERs, the Units or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Phantom Units and DERs granted pursuant to this Agreement. The Participant represents that the Participant has consulted with his or her tax consultants that the Participant deems advisable in connection with the Phantom Units and DERs.
15. Amendments, Suspension and Termination. To the extent permitted by the Plan or Section 18 of this Agreement, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.
16. Lock-Up Agreement. The Participant shall agree, if so requested by the Company or the Partnership and any underwriter in connection with any public offering of securities of the Partnership or any Affiliate thereof, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Units held by him or her for such period, not to exceed one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with such public offering, as such underwriter shall specify reasonably and in good faith. The Company or the Partnership may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period. Notwithstanding the foregoing, the 180-day period may be extended in the discretion of the Company for up to such number of additional days as is deemed necessary by such underwriter or the Company or Partnership to continue coverage by research analysts in accordance with FINRA Rule 2711 or any successor or other applicable rule.
17. Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, any and all regulations and rules promulgated by the SEC thereunder, and all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Phantom Units and DERs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

18. Code Section 409A. None of the Phantom Units, the DERs or any amounts paid pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code. Nevertheless, to the extent that the Committee determines that the Phantom Units or DERs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Phantom Units or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units or DERs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s termination of Service, all references to the Participant’s termination of Service shall be construed to mean a Separation from Service, and the Participant shall not be considered to have a termination of Service unless such termination constitutes a Separation from Service with respect to the Participant.
19. Adjustments; Clawback. The Participant acknowledges that the Phantom Units are subject to modification and forfeiture in certain events as provided in this Agreement and Section 7 of the Plan. The Participant further acknowledges that the Phantom Units, DERs and Units issuable hereunder, whether vested or unvested and whether or not previously issued, are subject to clawback as provided in Section 8(o) of the Plan. In the event of the Participant’s termination of Service for “Cause” (as defined in the Plan), or the Participant’s breach of the proprietary information covenant set forth in Section 11, then not only will the Participant’s award be cancelled with respect to any unvested Phantom Units at the time subject to the award, but the Participant will also forfeit all of the Participant’s right, title and interest in and to any Phantom Units which have vested under the award and any Units which are held by the Participant at that time. The certificates for any vested Units held by the Participant at the time of such termination must be promptly returned to the Company or the Partnership, and the Company or the Partnership will, in addition, impose an immediate stop transfer order with respect to such certificates. Accordingly, upon such termination of the Participant’s Service or breach of the proprietary information covenant set forth in Section 11, the Participant will cease to have any further right or entitlement to receive or retain the Units subject to the Participant’s forfeited award. In addition, to the extent the Participant has sold any Units within the six (6)-month period ending with the date of the Participant’s termination of Service for Cause or the Participant’s breach of the proprietary information covenant set forth in Section 11 or at any time thereafter, then the Participant will be required to repay to the Company or the Partnership, within ten (10) days after receipt of written demand from the Company or the Partnership, the cash proceeds the Participant received upon each such sale, provided such demand is made by the Company or the Partnership within one year after the date of that sale.
20. Successors and Assigns. The Company or the Partnership may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
21. Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
22. Entire Agreement: Except as may otherwise be provided in this Agreement, this Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between the Participant, the Company and the Partnership with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

23. Governing Law. The validity, construction, and effect of this Agreement and any rules and regulations relating to this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.
24. Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.